Center Financial Corporation

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Exhibit 99.1

CENTER FINANCIAL POSTS 54% INCREASE IN NET INCOME

FOR 2005 THIRD QUARTER

— Company Achieves another Quarter of Balanced Gains in Loans and Deposits and High Quality Earnings —

LOS ANGELES, CA – October 27, 2005 – Center Financial Corporation (NASDAQ NM: CLFCE), the holding company of Center Bank, today reported another consecutive quarter of record net income for the three months ended September 30, 2005.

The prior-period financial information contained in this news release is preliminary and may change following the completion of a review by the company’s independent accountants. The company previously announced that its financial statements for the years ended December 31, 2001 through 2004 and the quarters during those years are being restated to eliminate hedge accounting treatment for the interest rate swaps. These adjustments are being made to ensure compliance with hedge accounting principles generally accepted in the United States. The preliminary results of the restatement were included in the company’s Form 10-Q filed on August 15, 2005 for the period ended June 30, 2005. Subsequently, the company determined that the financial results for the quarter ended June 30, 2005 also needed to be restated to ensure compliance with hedge accounting principles.

“We expect to file our amended Form 10-K for the year ended December 31, 2004 and our amended Forms 10-Q for the periods ended March 31 and June 30, 2005, reflecting the restated financial information, with the Securities and Exchange Commission near term,” said Patrick Hartman, chief financial officer of Center Financial Corporation. “Nasdaq has recently granted our request for continued listing provided that by November 18, 2005, we file a complete Form 10-Q for the period ended June 30, 2005 and otherwise be in compliance with Nasdaq’s listing requirements. We anticipate that we will be able to comply with these requirements.”

(Paul) Seon-Hong Kim, president and chief executive officer, said, “I am very proud that despite the necessary commitment of a significant amount of resources and time to undertake these restatements, our team at Center Bank continued the momentum and maintained consistent levels of gains in loans and deposits, which contributed to another quarter of high quality earnings for the company.”

2005 third quarter highlights, compared with a year ago, as adjusted, include:

•	Net income increased 54% to $6.5 million, equal to $0.40 per diluted share

•	Net loans rose 29% to $1.2 billion

•	Total deposits grew 29% to $1.4 billion

•	Total assets were up 26% to $1.6 billion

•	Return on average assets and return on average equity increased to 1.74% and 24.61%, respectively

•	Efficiency ratio improved to 47.06%

•	Net interest income before provision for loan losses increased 51% to $16.5 million

•	Noninterest income declined 18% to $5.6 million

•	Quarterly cash dividend of $0.04 per share

THIRD QUARTER 2005

For the three months ended September 30, 2005, net interest income before provision for loan losses grew to a record $16.5 million, up 6% from $15.6 million in the linked prior quarter and up 51% from $10.9 million, as adjusted, in the 2004 third quarter. This primarily reflects the positive impact of prime rate increases on a growing and highly

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variable rate loan portfolio, partially offset by higher interest expense on deposits. The net interest margin improved by 94 basis points to 4.81% from restated 3.87% in the third quarter of 2004, but narrowed by 10 basis points from 4.91% in the immediately preceding second quarter. The company added $930,000 to its provision for loan losses during the current third quarter, versus $700,000 in the corresponding prior-year period.

Noninterest income totaled $5.6 million in the current third quarter, up from $5.0 million in the linked second quarter, but down from $6.9 million in the 2004 third quarter. The decrease compared with the prior-year period principally reflects lower gains on sale of loans totaling $555,000 in the current quarter versus $2.4 million a year earlier.

Noninterest expenses for the 2005 third quarter totaled $10.4 million, reflecting increased staff, occupancy and operational costs associated with the addition of two full-service branches located in the San Fernando Valley and in Seattle, as well as a loss of $129,000 in the company’s mark-to-market swap. This compares with noninterest expenses of $10.2 million, as adjusted, in the third quarter a year ago, which included an other than temporary impairment loss of $1.3 million related to a decline in the market value of the company’s Fannie Mae and Freddie Mac preferred stocks, offset by a gain of $635,000 in its mark-to-market swap. The efficiency ratio for the 2005 third quarter improved to 47.06% from an adjusted 57.26% in year-ago third quarter.

Net income for the 2005 third quarter increased 54% to a record $6.5 million, or $0.40 per diluted share, from restated $4.2 million, or $0.26 per diluted share, in the corresponding period a year ago.

“Especially considering the reduction in our comparable gain on sale of loans this quarter, these results underscore the high quality of our earnings, as well as the company’s ability to sustain strong levels of net income,” Kim said.

Return on average assets for the current third quarter increased to 1.74% from 1.37%, as restated, in the year-ago period. Return on average equity improved to 24.61% from restated 19.86% in the third quarter of 2004. The company’s yield on interest earning assets rose to 7.11% in the 2005 third quarter from 5.31% in the same period a year ago.

FIRST NINE MONTHS OF 2005

For the year-to-date period, net interest income before provision for loan losses increased 59% to $45.9 million from $28.9 million in the first nine months of 2004, also reflecting the favorable impact of prime rate hikes on a growing and highly rate sensitive loan portfolio, offset in part by increased interest expense on deposits. The net interest margin for the 2005 nine-month period expanded to 4.77% from 3.75% in the corresponding 2004 period. The company added $2.6 million to its provision for loan losses during the current nine-month period, compared with $2.2 million in the comparable prior-year period.

Noninterest income for the year-to-date period totaled $15.7 million, compared with $15.8 million in the same 2004 period. The increases in customer service fees, fee income from trade finance transactions and wire transfers and other income in the first nine months of 2005 was offset by a reduction in gain on sale of loans of $1.8 million, compared with $3.7 million during the prior-year period.

Noninterest expenses for the current nine months were $29.4 million, reflecting higher staff, occupancy and operational costs associated with the Bank’s geographical expansion, increased professional fees due primarily to Sarbanes-Oxley 404 compliance, a loss of $306,000 realized from the termination of a swap and a loss of $248,000 for the company’s mark-to-market swap. For the 2004 nine-month period, noninterest expenses totaled $26.5

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million, which included other than temporary impairment charges of $1.9 million related to the company’s Fannie Mae and Freddie Mac preferred stocks and a swap mark to market gain of $132,000. The efficiency ratio improved to 47.79% for the 2005 year-to-date period from 59.18%, as adjusted, in corresponding year-ago period.

Net income for the first nine months of 2005 increased 80% to $18.0 million, or $1.08 per diluted share, from restated $10.0 million, or $0.60 per diluted share, in the same 2004 period.

Return on average assets for the current year-to-date period increased to 1.70% from 1.17% in the year-ago period. Return on average equity improved to 24.08% from 16.18% in the first nine months of 2004. Yield on interest earning assets rose to 6.79% in the 2005 nine-month period from 5.15% in the corresponding 2004 period.

Gross loans at September 30, 2005 increased 29% to $1.2 billion from $941.9 million, respectively, at September 30, 2004. On a sequential quarter basis, gross loans increased 8% from June 30, 2005. Commercial real estate loans grew 37% from prior-year levels and accounted for 63% of the company’s gross loans at the end of the 2005 third quarter. The company also posted another quarter of strong gains in commercial business loans, up 38% over the third quarter of 2004 and representing 21% of loan portfolio at September 30, 2005. Trade finance, SBA, consumer and construction loans totaled 6%, 5%, 6%, and 1%, respectively, of the company’s loan portfolio at the end of the 2005 third quarter.

Total deposits rose to $1.4 billion at the end of the third quarter of 2005. This represents a 5% increase from $1.3 billion in the linked second quarter and a 29% increase from $1.1 billion at September 30, 2004. Core deposits represented 50% of total deposits at the end of the current quarter, with non-interest bearing, interest bearing checking and savings deposits posting increases of 26%, 1% and 12%, respectively, over year-ago levels. Non-interest bearing deposits accounted for 30% of total deposits at September 30, 2005, and time deposits, which rose 44% over a year ago, accounted for 50% of total deposits.

The average cost of interest-bearing deposits for the 2005 third quarter increased to 3.13% from 1.92% a year earlier. The average cost of total deposits rose to 2.20% for the current third quarter, up from 1.35% in the 2004 third quarter. The average cost of funds for the three-month period ended September 30, 2005 was 3.20%, compared with 2.00% in the prior-year third quarter.

Total assets at September 30, 2005 grew to $1.6 billion, up from $1.3 billion at year-end 2004. Interest-earning assets grew to $1.5 billion from $1.2 billion at December 31, 2004. The company continued to finance the growth of its total assets with the increase in deposits collected by the expanded network of branch offices.

The company further enhanced its asset quality with total non-performing assets totaling $3.0 million, or 0.19% of total assets, at September 30, 2005, compared with $3.4 million, or 0.26% of total assets, at December 31, 2004. Net charge-offs for the current quarter were $89,000, compared with $380,000 for the third quarter of 2004 and $827,000 for the full 2004 year. The allowance for loan losses was increased to $13.4 million, reflecting the expansion of the company’s loan portfolio, and represented 1.10% of loans, net of unearned income at September 30, 2005, compared with 1.10% at year-end 2004.

Shareholders’ equity at September 30, 2005 increased to $107.0 million from $90.7 million at December 31, 2004. At the end of the 2005 third quarter, Center Financial remained “well-capitalized” under all regulatory categories, with a Tier 1 risk-based capital ratio of 9.46%, a total risk-based capital ratio of 10.51%, and a Tier 1 leverage ratio of 8.80%.

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Kim added: “Looking forward, we are anxiously preparing for the opening of our Irvine Branch early November 2005. This opening will strengthen Center Bank’s penetration in Southern California to 15 full-service branches. It also underscores our commitment to serve the financial needs of Korean-American and other ethnic small business customers as they continue to flourish and expand into new markets.”

Investor Conference Call

The company will host an investor conference call at 10:30 a.m. EDT (7:30 a.m. PDT) on Thursday, October 27, 2005 to review the financial results for its 2005 third quarter. The call will be open to all interested investors through a live, listen-only audio Web broadcast via the Internet at www.centerbank.com and www.earnings.com. For those who are not available to listen to the live broadcast, the call will be archived for one year at both Web sites. A telephonic playback of the conference call also will be available through 8:00 p.m. EST, Wednesday, November 2, by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using reservation number 59785426.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s largest financial institutions focusing on the Korean-American community, with total assets of $1.6 billion at September 30, 2005. Headquartered in Los Angeles, Center Bank operates 25 branch and loan production offices across the nation. Of the company’s 16 full-service branches, 14 are located throughout Southern California, along with one branch each in Chicago and Seattle. Center Bank’s nine loan production offices are strategically located in Phoenix, Seattle, Denver, Washington D.C., Las Vegas, Atlanta, Honolulu, Houston and Dallas. Center Bank is a California state-chartered institution and member of the FDIC. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in Center Financial Corp’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2004 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission (SEC) are incorporated herein by reference. These factors include, but are not limited to: the company’s ability to file a complete Form 10-Q for the period ended June 30, 2005, along with restated financial statements, with the SEC on or before Nasdaq’s extension date of November 18, 2005; the opening of the company’s Irvine Branch in early November 2005; competition in the financial services market for both deposits and loans; the ability of Center Financial and its subsidiaries to increase its customer base; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

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(TABLES FOLLOW)

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(In thousands, except share and per share data)

	09/30/05	12/31/04	09/30/04
		(restated)	(restated)
Assets
Cash and due from banks	$87,289	$63,564	$59,068
Federal funds sold	43,575	35,915	84,145
Money market funds and interest-bearing deposits in other banks	5,064	3,663	—
Securities available-for-sale	190,053	157,027	124,778
Securities held-to-maturity	11,014	11,396	11,920
Loans (net of unearned income)	1,211,644	1,021,700	939,195
Allowance for loan losses	(13,379)	(11,227)	(10,364)

Net loans	1,198,265	1,010,473	928,831
Fixed assets	13,461	11,695	11,221
Bank-owned life insurance - cash surrender value	10,711	10,430	10,340
Goodwill	1,253	1,253	1,253
Other assets	34,115	32,698	25,919

Total assets	$1,594,800	$1,338,114	$1,261,345

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing deposits	$410,767	$347,195	$325,486
Interest bearing deposits	977,803	818,341	753,239

Total deposits	1,388,570	1,165,536	1,078,725
Borrowed funds	63,119	44,854	59,776
Long-term subordinated debenture	18,557	18,557	18,557
Other liabilities	17,533	18,447	17,011

Total liabilities	1,487,779	1,247,394	1,174,069
Shareholders’ equity	107,021	90,720	87,276

Total Liabilities & Shareholders’ Equity	$1,594,800	$1,338,114	$1,261,345

Book value per share	$6.52	$5.57	$5.37
Number of common shares outstanding at period end	16,426,663	16,283,496	16,251,158

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Center Financial Corporation

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CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
		(restated)	(restated)	(restated)
Interest income	$24,337	$14,964	$65,320	$39,700
Interest expense	7,876	4,052	19,433	10,820

Net interest income before provision for loan losses	16,461	10,912	45,887	28,880
Provision for loan losses	930	700	2,630	2,150

Net interest income after provision for loan losses	15,531	10,212	43,257	26,730
Noninterest income
Customer service fees	2,268	2,340	6,931	6,250
Fee income from trade finance transactions	905	1,053	2,736	2,671
Wire transfer fees	220	204	675	602
Gain on sale of loans	555	2,403	1,820	3,670
Net gain (loss) on sale of securities available for sale	—	(9)	51	(15)
Loan service fees	696	514	1,555	1,523
Other income	994	367	1,921	1,146

Total noninterest income	5,638	6,872	15,689	15,847

Noninterest expenses
Salaries and employee benefits	4,903	4,487	13,880	11,844
Occupancy	767	634	2,336	1,843
Furniture, fixtures, and equipment	515	352	1,330	1,002
Data processing	534	675	1,476	1,649
Professional service fees	1,061	1,181	2,967	2,486
Business promotion and advertising	749	580	2,065	1,505
Stationery and supplies	206	147	619	380
Telecommunications	144	114	443	397
Postage and courier service	188	171	538	458
Impairment loss of securities available for sale	—	1,329	—	1,869
Security service	215	221	587	543
Loss on termination of interest rate swap	—	—	306	—
Loss or (gain) on interest rate swaps	129	(635)	248	(132)
Other operating expenses	989	926	2,635	2,624

Total noninterest expenses	10,400	10,182	29,430	26,468

Income before income tax provision	10,769	6,902	29,516	16,109
Income tax provision	4,238	2,655	11,562	6,158

Net income	$6,531	$4,247	$17,954	$9,951

Earning per share, basic	$0.40	$0.26	$1.10	$0.62
Earning per share, diluted	$0.40	$0.26	$1.08	$0.60
Basic average common shares outstanding	16,396,503	16,136,334	16,335,992	16,104,842
Diluted average common shares outstanding	16,765,284	16,635,368	16,661,889	16,472,731

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Center Financial Corporation

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CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	September 30, 2005	December 31, 2004	September 30, 2004
Non-performing assets
Loans past due 90 days or more and still accruing interest	$—	$—	$—
Non-accrual loans	3,031	3,431	4,028

Total non-performing loans	3,031	3,431	4,028
Other Real Estate Owned	—	—	—
Total Non-performing assets	$3,031	$3,431	$4,028

Allowance for Loan Losses
Balance as of January 1, 2005	$11,227	$8,804	$8,804
Provision for loan losses	2,630	3,250	2,150
Net loan (charge-offs) and recoveries	(478)	(827)	(590)

Balance as of March 31, 2005	$13,379	$11,227	$10,364

	September 30, 2005	December 31, 2004	September 30, 2004
		(restated)	(restated)
Tier 1 risk-based capital ratio	9.46%	9.59%	10.18%
Total risk-based capital ratio	10/51	10.62	11.21
Tier 1 leverage ratio	8.80	9.13	9.11
Non-accrual loans to gross loans	0.25	0.34	0.43
Non-performing assets to total loans and OREO	0.25	0.34	0.43
Non-performing assets to total assets	0.19	0.26	0.32
Allowance for loan loss to gross loans	1.10	1.10	1.10
Allowance for loan losses to nonperforming assets	441.45	327.22	257.30

Selected Ratios

	Three Months Ended September 30,		Nine Months Ended September 30,
For the Period	2005	2004	2005	2004
		(restated)	(restated)	(restated)
Return on average assets	1.74%	1.37%	1.70%	1.17%
Return on average equity	24.61	19.86	24.08	16.18
Interest rate spread	3.91	3.30	3.96	3.19
Net interest margin	4.81	3.87	4.77	3.75
Yield on earning assets	7.11	5.31	6.79	5.15
Cost of interest-bearing deposits	3.13	1.92	2.74	1.90
Cost of deposits	2.20	1.35	1.91	1.32
Cost of funds	3.20	2.00	2.82	1.97
Noninterest expense/average assets	0.70	0.83	2.09	2.33
Efficiency ratio	47.06	57.26	47.79	59.18
Net charge-offs to average loans	0.01	0.04	0.04	0.07

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Center Financial Corporation

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CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	September 30, 2005	December 31, 2004	September 30, 2004
Loans
Real estate–construction	$6,183	$16,919	$17,644
Real estate–commercial	759,806	607,296	554,853
Commercial	251,509	208,995	182,070
Consumer	68,350	58,178	56,300
Trade finance	73,160	83,763	77,603
SBA	55,982	49,027	53,074
Other	185	864	405

Total loans-gross	1,215,175	1,025,042	941,949
Unearned Income	(3,531)	(3,342)	(2,754)
Allowance for loan losses	(13,379)	(11,227)	(10,364)

Total loans–net	$1,198,265	$1,010,473	$928,831

Deposits
Non-interest bearing	$410,767	$347,195	$325,486
Interest bearing checking	203,293	210,842	200,472
Savings	80,333	73,733	72,027
Time deposits	694,177	533,766	480,740

Total deposits	$1,388,570	$1,165,536	$1,078,725

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Average Balances
Gross loans	$1,143,696	$902,447	$1,088,172	$846,638
Net loans	1,130,982	892,477	1,076,133	837,020
Interest earning assets	1,357,532	1,121,831	1,286,715	1,029,228
Assets	1,489,099	1,230,248	1,409,789	1,136,485
Deposits	1,335,083	1,103,629	1,249,765	1,003,477
Equity	105,313	85,077	99,338	82,456

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